Exhibit 9.4

FBC Holding, Inc. Announces Departure of Officer

NEW YORK, September 28, 2012 /PRNewswire -- (OTC Markets: FBCD) The board of directors of FBC Holding, Inc. has voted to terminate the services of Christopher J. LeClerc as an officer of the company effective immediately. The board expects to announce his replacement shortly and does not anticipate that this event will disrupt or delay the production and marketing of its Flowboard product.

Readers may go to www.FBCFlowBoard.com or www.bombfactoryskate.com to view the products in action. There are also numerous videos featured on Google’s (GOOG) You Tube.

Disclaimer and Release of Liability
The Company is advising readers that non-affiliate shareholders of the company, and the Company may, from time to time, engage the services of unaffiliated firms to provide investor relations and advertising services. These third party shareholders may own the Company’s shares and plan to liquidate, which may negatively affect the stock price.  All content in our releases is for informational purposes only and should not be construed as an offer or solicitation of an offer to buy or sell securities. Neither the information presented nor any statement or expression of opinion, or any other matter herein, directly or indirectly constitutes a solicitation of the purchase or sale of any securities. The Company does not purport to provide an analysis of any company's financial position, operations or prospects and this is not to be construed as a recommendation by the Company or an offer or solicitation to buy or sell any security. Neither the Company nor any of its members, officers, directors, debt-holders, contractors or employees are licensed broker-dealers, account representatives, market makers, investment bankers, registered investment advisors, analyst or underwriters. Readers should always consult with a licensed securities professional before purchasing or selling any securities of any company including out own. It is possible that a reader's entire investment may be lost or impaired due to the speculative nature of the investment.

Some of the content in this release may contain forward - looking information within the meaning of Section 27 A of the Securities Act of 1 9 9 3 and Section 21 E of the Securities Exchange Act of 1 9 3 4 including statements regarding expected continual growth of the Company and the value of its securities. In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 it is hereby noted that statements contained herein that look forward in time which include everything other than historical information, involve risk and uncertainties that may affect a company's actual results of operation. A company's actual performance could greatly differ from those described in any forward - looking statements or announcements mentioned in this release. Factors that should be considered that could cause actual results to differ include: the size and growth of the market for the company's products; the company's ability to fund its capital requirements in the near term and in the long term; pricing pressures; unforeseen and/or unexpected circumstances in happenings; etc. and the risk factors and other factors set forth in the company's filings with the Securities and Exchange Commission. However, a company's past performance does not guarantee future results.

Further specific financial information, filings and disclosures as well as general investor information about the Company, advice to investors and other investor resources are available at the Securities and Exchange Commission ("SEC") website  www.sec.gov and the Financial Industry Regulatory Authority ("FINRA") website at  www.finra.org. Any investment should be made only after consulting with a qualified investment advisor and reviewing the publicly available financial statement and other information about the company profiled and verifying that the investment is appropriate and suitable.

Remember, never invest in any security of a company unless you can afford to lost your entire investment. Also investing in micro-cap securities is highly speculative and carries and extremely high degree of risk.

We encourage readers to invest carefully and read the investor issuer information available at the web sites of the SEC. The SEC has launched an investor-focused website to help you invest wisely and avoid fraud at www.investor.gov and filings made by public companies can be viewed at www.sec.gov and/or then FINRA at:www.finra.org. In addition, FINRA has published information at its website on how to invest carefully at www.finra.org/Investors/index.

Contact FBC Holdings SOURCE FBC Holdings info@fbcflowboard.com